EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2020

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

Third Quarter 2020 Highlights
•Net income of $14.3 million, or $0.27 per diluted share for the quarter
•Net interest margin of 2.03% compared to 1.88% for Q2 2020
•Loan production of $235.2 million during the quarter
•Retail deposit growth of $178.2 million during the quarter
•Remaining COVID-19 loan modifications total 1.2% of the total aggregate loan portfolio balance
•Efficiency ratio of 44.6% for the quarter
•Book value per share of $11.62
SANTA ROSA, Calif. (October 27, 2020) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $14.3 million and $31.2 million, or $0.27 and $0.58, diluted earnings per common share (“EPS”), for the three and nine months ended September 30, 2020, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our financial results for the quarter and nine months ended September 30, 2020. During the quarter, we reported net income of $14.3 million, or $0.27 per diluted share compared to $9.3 million, or $0.18 per diluted share during the linked quarter. Our improving results were primarily driven by growth in our net interest margin, which improved to 2.03% during the quarter and the reduction in our provision for loan losses, which benefited from positive credit trends related to borrowers impacted by the pandemic, and a general decline in the balance of our loan portfolio. Compared to the linked quarter, the cost of our interest bearing deposits has declined by 33 basis points as deposits continue to reprice down to lower current market interest rates. In addition, we've experienced robust growth in our retail deposits, which have increased by $363 million since the beginning of the year. The decline in the balance of our loan portfolio was primarily driven by reduced originations, as well as elevated prepayments, as we maintain somewhat tighter credit requirements, post COVID-19 outbreak, and as customers have generally been taking advantage of lower long-term interest rates by refinancing out of hybrid loans and into new, longer-term fixed rate loans. Additionally, I'm encouraged that we have been able to maintain our strong liquidity and capital positions during this period. As of

September 30, 2020, we had access to $2.5 billion in liquidity resources and our Common Equity Tier 1 Capital ratio measured 15.4%."
Ms. Lagomarsino continued, "Despite the continued economic and societal impact of the COVID-19 pandemic, as well as the recent fires that have affected both Northern and Southern California, our team remains committed to providing uninterrupted banking services to our customers and communities. Since the pandemic started, we have successfully modified 269 loans for our customers requiring financial assistance with an aggregate outstanding loan balance of $397.5 million. Of these modified loans, I'm encouraged that over 80% have returned, or are returning, to their respective contractual loan payments within the next month. I'm also thankful that the fires appear to be contained and pleased to report that the financial impact to our loan portfolio appears to be nominal.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On October 27, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on November 16, 2020 to shareholders of record as of November 6, 2020.
Net Income
The Company reported net income of $14.3 million and $31.2 million, or $0.27 and $0.58 EPS, for the three and nine months ended September 30, 2020, respectively, compared to net income of $9.3 million, or $0.18 EPS, for the linked quarter and $36.4 million, or $0.65 EPS, for the nine months ended September 30, 2019. Pre-tax, pre-provision net earnings totaled $20.3 million and $54.9 million for the three and nine months ended September 30, 2020, respectively, compared to $18.5 million for the linked quarter and $52.1 million for the nine months ended September 30, 2019.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Net Interest Income
Q3 2020 vs Q2 2020
Net interest income in the third quarter of 2020 was $36.1 million, an increase of $3.0 million from the second quarter of 2020, primarily due to lower interest expense on our deposit portfolio, which has continued to benefit from the decline in market interest rates. During the quarter, the cost of interest bearing deposits declined by 33 basis points as compared to the linked quarter. The improvement in interest expense was partially offset by a decline in interest income earned on our loan portfolio caused by a decrease in the average yield of 7 basis points and a $46.2 million decline in the average balance of loans. The reduction in our loan yield was primarily caused by the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, as well as a decrease in loan prepayment fees collected during the quarter. The decline in the average balance of loans was primarily due to loan prepayments exceeding loan originations during the current quarter.
Net interest margin for the third quarter of 2020 was 2.03%, compared to 1.88% for the previous quarter. Consistent with the discussion above, our net interest margin primarily benefited from the decline in the cost of interest bearing deposits, partially offset by a reduction in loan yields. Our net interest margin was further negatively impacted by an increase in the average balance of our lower yielding cash, cash equivalents and restricted cash, which increased by $115.0 million from the linked quarter caused primarily by the combination of growing deposits and declining loan balances. During the third quarter, the yield on our interest earning assets decreased by 12 basis points, while the cost of our interest bearing liabilities decreased by 31 basis points. Our net interest spread in the third quarter improved to 1.92%, increasing by 19 basis points as compared to the linked quarter.
YTD 2020 vs YTD 2019
Net interest income totaled $101.4 million for the nine months ended September 30, 2020, an increase of $6.1 million, compared to the same period last year. The increase in net interest income was primarily impacted by a 51 basis point decline in the cost of interest bearing deposits. Net interest income was further enhanced by a decrease in the average balance and cost of Federal Home Loan Bank of San Francisco ("FHLB") advances of $106.9 million and 10 basis points, respectively. These items were partially offset by a $8.9 million increase in the cost of our interest rate swaps as compared to the same period last year, as well as the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates. Net interest income was also impacted by an 82 basis point decline in the yield on our investment securities. The decline in our investment yield was generally caused by variable rate securities repricing to lower current interest rates, as well as the accelerated prepayment of securities backed by mortgages.
Net interest margin for the nine months ended September 30, 2020 was 1.92%, compared to 1.82% for the same period last year. The increase in our margin was primarily related to the decline in the cost of our interest bearing deposits, partially offset by the decline in the yields of our loan and investment portfolios, as discussed above. Over the comparative nine month period, the yield on our interest earning assets decreased by 33 basis points, while the cost of our interest bearing liabilities decreased by 46 basis points. Our net interest spread for the nine months ended September 30, 2020 was 1.77%, increasing by 13 basis points as compared to the same period last year.
Noninterest Income
Q3 2020 vs Q2 2020
Noninterest income for the third quarter of 2020 was $587 thousand, a decrease of $84 thousand compared to the second quarter of 2020. The decrease was primarily attributable to a decrease of $100 thousand in fair value adjustments recorded on equity securities.
YTD 2020 vs YTD 2019
Noninterest income for the nine months ended September 30, 2020 totaled $2.1 million, a decrease of $1.8 million compared to the same period last year. The decrease was primarily due to a $607 thousand gain on sale of loans and a non-recurring equipment recovery of $384 thousand, both recognized during the prior year to date period, as well as a $327 thousand decrease in FHLB stock dividends and a $421 thousand reduction in servicing fee income related to a decline in the volume of serviced loans, as well as a decrease in the the fair value of our mortgage servicing rights during the current year to date period.

Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Q3 2020 vs Q2 2020
Noninterest expense for the third quarter of 2020 was $16.4 million, an increase of $1.0 million compared to the second quarter of 2020. The fluctuation was due to an increase in compensation costs of $1.1 million primarily caused by a decrease in capitalized loan origination costs related to lower loan volume in the current quarter compared to the prior quarter.
YTD 2020 vs YTD 2019
Noninterest expense for the nine months ended September 30, 2020 totaled $48.6 million, an increase of $1.6 million compared to the same period last year. The increase was primarily attributable to $5.1 million in higher compensation costs mainly due to an increase in the required accrual for post-employment related retirement benefits resulting from a decline in interest rates, as well as an increase in our headcount. These increased costs were partially offset by a $1.9 million decrease in marketing costs associated with deposit gathering efforts, an $817 thousand decline in occupancy costs, and a $1.1 million decline in the write-off of leasehold improvements. Both the decline in occupancy costs and the write-off of leasehold improvements were attributable to the relocation of two facilities in late 2019.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at September 30, 2020 were $7.1 billion, an increase of $25.8 million, or 0.5% annualized, from December 31, 2019. The increase was primarily due to a $122.7 million increase in cash, cash equivalents and restricted cash, partially offset by an $82.5 million decrease in loans and a $10.1 million increase in our allowance for loan losses as compared to December 31, 2019. Total liabilities were $6.5 billion at September 30, 2020, an increase of $31.5 million, or 0.7% annualized, from December 31, 2019. The increase in total liabilities was primarily attributable to growth in our deposits of $42.0 million, partially offset by a decrease in FHLB advances of $17.0 million compared to December 31, 2019.
Loans
Total loans at September 30, 2020 were $6.1 billion, a decrease of $82.5 million from December 31, 2019. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.8% and 29.9%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.3 billion at September 30, 2020 compared to $4.2 billion at December 31, 2019. Our SFR loan portfolio also generally consists of hybrid loans and totaled $1.8 billion and $2.0 billion at September 30, 2020 and December 31, 2019, respectively.

Selected Loan Data (1)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Loan Yield
IPL Portfolio	3.76%	3.82%	4.33%	3.88%	4.18%
SFR Loan Portfolio	3.39%	3.45%	3.57%	3.45%	3.61%
Loan Originations
IPL Portfolio	$166,664	$266,661	$207,126	$623,321	$694,589
SFR Loan Portfolio	$68,577	$218,801	$167,092	$402,969	$425,418
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.65%	3.76%	4.26%	3.78%	4.41%
SFR Loan Portfolio	3.69%	3.78%	4.16%	3.83%	4.34%
Prepayment Speeds
IPL Portfolio	13.29%	19.56%	13.92%	15.20%	10.47%
SFR Loan Portfolio	36.16%	34.34%	35.57%	35.52%	31.34%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.

During the quarter ended September 30, 2020, compared to the linked quarter, IPL portfolio yields decreased by 6 basis points. The decline was primarily due to the prepayment of higher yielding loans being replaced by loans at lower current interest rates. The IPL yield during the nine months ended September 30, 2020 declined 30 basis points compared to the same period last year. This decline was primarily due to a $8.9 million increase in the cost of our interest rate swaps, which reduced the IPL portfolio yield by 28 basis points and, to a lesser extent, the prepayment of higher yielding loans being replaced by loans at lower current interest rates. The decline in the IPL portfolio average coupon on originations in the quarter ended September 30, 2020 compared to the linked quarter and same period last year was due to a decline in market interest rates. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
The 6 basis point decrease in yield on the SFR portfolio during the quarter ended September 30, 2020 compared to the linked quarter, as well as the 16 basis point decline in the yield on the SFR portfolio during the nine months ended September 30, 2020 compared to the same period last year, were both the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates. The decline in the average coupon on originations in the SFR loan portfolio in the quarter ended September 30, 2020 compared to the linked quarter and same period last year was primarily due to a decline in market interest rates. Elevated SFR loan portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $4.8 million, or 0.07% of total assets, at September 30, 2020, compared to $6.3 million, or 0.09% of total assets, at December 31, 2019. Total criticized loans increased by $2.5 million, or 5.6%, during the nine months ended September 30, 2020. There was no real estate owned at September 30, 2020 or December 31, 2019 and we have not foreclosed on any collateral since 2015. For the quarter ended September 30, 2020, we recorded no loan loss provisions, compared to $5.3 million in the linked quarter. During the current quarter, the net impact to our provision for loan losses caused by slightly higher criticized loans and reduced needs in connection with COVID-19 as a result of declining loan deferral requests and positive trends of existing modified loans, as compared to the previous quarter, were entirely offset by declining loan balances.
During the nine months ended September 30, 2020 and 2019, the Company recorded loan loss provisions of $10.6 million and $250 thousand, respectively. The loan loss provisions recognized during the nine months ended

September 30, 2020 were primarily related to the uncertain economic impact associated with the pandemic. To support our customers during the pandemic, the Company implemented a loan modification program in late March 2020 that permits borrowers who are unable to service their loans due to a COVID-19 related hardship to defer loan payments for a specified period of time. As of September 30, 2020, we have modified 269 currently outstanding loans in connection with this program, representing aggregate outstanding loan balances of $236.9 million and $160.6 million, or 5.6% and 8.9%, of our IPL and SFR loan portfolios, respectively. Since implementing the modification program, approximately 27.2% of these loans, with an aggregate outstanding loan balance of $107.9 million, have returned to monthly payments following their respective forbearance period. In addition, approximately 53.9% of these loans, with an aggregate outstanding loan balance of $214.2 million, have indicated they intend to return to monthly payments following their respective forbearance period. Additionally, 12 SFR loans and three IPL loans totaling $20.3 million and $3.7 million, respectively, have paid off subsequent to their modification. For the nine months ended September 30, 2020, we have added $10.2 million to our allowance for loan losses in response to the COVID-19 environment. Our allowance for loan losses to total loans was 0.75% at September 30, 2020 compared to 0.58% at December 31, 2019.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $63.2 million at September 30, 2020 compared to $62.7 million at December 31, 2019, an increase of $583 thousand, or 0.9%. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.3 billion at September 30, 2020, an increase of $42.0 million, or 0.8%, from December 31, 2019. Retail deposits increased $363.0 million, while wholesale deposits decreased $321.0 million. The increase in retail deposits has been primarily generated by our network of branches, while the decline in wholesale deposits was a purposeful decision by the Company to reduce excess, low yielding cash and cash equivalents from the balance sheet. Our cost of interest bearing deposits was 1.16% during the quarter ended September 30, 2020 compared to 1.49% during the linked quarter and 2.07% during the same period last year. The decrease in our cost of interest bearing deposits compared to the linked quarter and same period last year is predominantly due to our deposit portfolio repricing to lower current market interest rates. The decline in these rates is attributable to a reduction in short-term interest rates due to the Federal Open Market Committee's interest rate cuts in early 2020.
Other Liabilities
Other liabilities totaled $68.0 million at September 30, 2020, compared to $61.7 million at December 31, 2019, an increase of $6.4 million, or 10.3%. This increase primarily relates to the fair value of our swap derivatives, which totaled $10.8 million at September 30, 2020, compared to $746 thousand at December 31, 2019. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
Stockholders’ equity totaled $608.8 million, a decrease of $5.6 million, or 0.9%, compared to December 31, 2019. The net decline in capital was attributed to the Company’s stock repurchase activity. The Company completed its $45.0 million stock repurchase program during the second quarter of 2020. The Company repurchased a total of 4.9 million shares at an average share price of $9.19, or a 20.5% discount to our current tangible book value, in connection with the program. Stockholders' equity represented 8.6% and 8.7% of total assets at September 30, 2020 and December 31, 2019, respectively. Both the Bank’s and the Company’s capital levels continue to be above the minimum levels required for bank regulatory capital purposes. At September 30, 2020, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.4%, 19.1%, 19.1% and 20.3%, respectively, for the Bank, and 9.2%, 15.4%, 17.0% and 18.2%, respectively, for the Company. At September 30, 2020, the Company’s tangible stockholders' equity ratio was 8.6%. A schedule reconciling our GAAP financial amounts to the calculation of tangible stockholders' equity is provided in the tables below.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.1 billion, total loans of $6.1 billion and total deposits of $5.3 billion as of September 30, 2020. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2020 (unaudited)	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$214,066	$91,325
Available for sale debt securities, at fair value	623,499	625,074
Held to maturity debt securities, at amortized cost	7,990	10,170
Equity securities, at fair value	12,070	11,782
Loans held-for-investment	6,148,501	6,230,977
Allowance for loan losses	(46,063)	(36,001)
Total loans held-for-investment, net	6,102,438	6,194,976
FHLB stock	29,612	30,342
Premises and equipment, net	18,750	19,504
Prepaid expenses and other assets	63,238	62,655
Total assets	$7,071,663	$7,045,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,276,680	$5,234,717
FHLB advances	961,747	978,702
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,509	94,416
Other liabilities	68,037	61,672
Total liabilities	6,462,830	6,431,364
Total stockholders' equity	608,833	614,464
Total liabilities and stockholders' equity	$7,071,663	$7,045,828

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest and fee income:
Loans	$56,766	$58,190	$64,010	$175,661	$186,078
Investment securities	2,167	2,316	3,900	7,787	11,943
Cash, cash equivalents and restricted cash	83	55	766	454	1,688
Total interest income	59,016	60,561	68,676	183,902	199,709
Interest expense:
Deposits	15,744	19,821	27,927	60,146	78,686
FHLB advances	5,307	5,685	5,983	16,550	19,165
Junior subordinated deferrable interest debentures	279	332	604	1,104	1,888
Senior debt	1,574	1,575	1,577	4,727	4,725
Total interest expense	22,904	27,413	36,091	82,527	104,464
Net interest income before provision for (reversal of) loan losses	36,112	33,148	32,585	101,375	95,245
Provision for (reversal of) loan losses	—	5,250	(500)	10,550	250
Net interest income after provision for (reversal of) loan losses	36,112	27,898	33,085	90,825	94,995
Noninterest income	587	671	993	2,056	3,861
Noninterest expense	16,374	15,348	16,069	48,581	47,027
Income before provision for income taxes	20,325	13,221	18,009	44,300	51,829
Provision for income taxes	6,008	3,903	5,273	13,089	15,425
Net income	$14,317	$9,318	$12,736	$31,211	$36,404
Basic earnings per common share	$0.28	$0.18	$0.23	$0.58	$0.65
Diluted earnings per common share	$0.27	$0.18	$0.23	$0.58	$0.65

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
PERFORMANCE RATIOS
Return on average:
Assets	0.80%	0.52%	0.71%	0.59%	0.69%
Stockholders' equity	9.43%	6.21%	8.45%	6.84%	8.15%
Efficiency ratio (1)	44.62%	45.38%	47.86%	46.97%	47.45%
Noninterest expense to average assets	0.91%	0.86%	0.90%	0.91%	0.89%
Loan to deposit ratio	116.52%	116.67%	116.74%	116.52%	116.74%
Average stockholders' equity to average assets	8.46%	8.45%	8.43%	8.56%	8.44%
Dividend payout ratio	21.11%	32.60%	25.39%	29.80%	26.91%
YIELDS/RATES
Yield on loans	3.65%	3.72%	4.08%	3.76%	3.99%
Yield on investments	1.31%	1.42%	2.34%	1.59%	2.41%
Yield on interest earning assets	3.32%	3.44%	3.88%	3.48%	3.81%
Cost of interest bearing deposits	1.16%	1.49%	2.07%	1.51%	2.02%
Cost of borrowings	2.55%	2.72%	2.77%	2.64%	2.78%
Cost of interest bearing liabilities	1.40%	1.71%	2.20%	1.71%	2.17%
Net interest spread	1.92%	1.73%	1.68%	1.77%	1.64%
Net interest margin	2.03%	1.88%	1.84%	1.92%	1.82%
CAPITAL
Total equity to total assets	8.61%	8.32%	8.45%
Tangible stockholders' equity to tangible assets (1)	8.57%	8.28%	8.41%
Book value per share	$11.62	$11.39	$10.80
Tangible book value per share (1)	$11.55	$11.33	$10.74
ASSET QUALITY
Net recoveries	$(78)	$(78)	$(202)
Annualized net recoveries to average loans	(0.01)%	(0.00)%	(0.01)%
Nonperforming loans to total loans	0.08%	0.08%	0.21%
Nonperforming assets to total assets	0.07%	0.07%	0.18%
Allowance for loan losses to loans held-for-investment	0.75%	0.73%	0.56%
Allowance for loan losses to nonperforming loans	953.49%	940.20%	269.88%
LOAN COMPOSITION
Multifamily residential	$4,086,059	$4,082,224	$3,959,351
Single family residential	$1,839,156	$1,969,563	$2,079,811
Commercial real estate	$203,920	$211,135	$201,067
Construction and land	$19,266	$18,017	$19,191
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$78,773	$76,286	$47,134
Interest bearing transaction accounts	$369,056	$366,714	$209,442
Money market deposit accounts	$1,675,636	$1,499,490	$1,484,420
Time deposits	$3,153,215	$3,441,029	$3,621,006

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$20,325	$13,221	$18,009	$44,300	$51,829
Plus: Provision for (reversal of) loan losses	—	5,250	(500)	10,550	250
Pre-tax, pre-provision net earnings	$20,325	$18,471	$17,509	$54,850	$52,079
Efficiency Ratio
Noninterest expense (numerator)	$16,374	$15,348	$16,069	$48,581	$47,027
Net interest income	36,112	33,148	32,585	101,375	95,245
Noninterest income	587	671	993	2,056	3,861
Operating revenue (denominator)	$36,699	$33,819	$33,578	$103,431	$99,106
Efficiency ratio	44.62%	45.38%	47.86%	46.97%	47.45%

(Dollars in thousands except per share data)	September 30, 2020	June 30, 2020	September 30, 2019
Tangible Book Value Per Share
Total assets	$7,071,663	$7,168,346	$7,161,419
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,068,366	7,165,049	7,158,122
Less: Total liabilities	(6,462,830)	(6,571,664)	(6,556,047)
Tangible stockholders' equity (numerator)	$605,536	$593,385	$602,075
Period end shares outstanding (denominator)	52,410,053	52,382,895	56,034,771
Tangible book value per share	$11.55	$11.33	$10.74
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$605,536	$593,385	$602,075
Tangible assets (denominator)	$7,068,366	$7,165,049	$7,158,122
Tangible stockholders' equity to tangible assets	8.57%	8.28%	8.41%